Exhibit 99.01

999 Waterside Drive, Suite 800
Norfolk, VA 23510
757-222-9500 (Phone)
757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director of Corporate Communications (757) 222-9602	July 22, 2005 For Immediate Release

Royster-Clark Completes Initial Public Offering in Canada

New York, NY, July 22, 2005 — Royster-Clark, Inc. (“RCI”) together with its parent Royster-Clark Group, Inc. (“RCG”) announced today the closing of an initial public offering, in Canada, of 32,500,000 Income Deposit Securities (“IDSs”) at a price of C$10.00 per IDS for gross proceeds of C$325.0 million. In addition, the underwriters of the offering have an option to purchase up to an additional 1,681,550 IDSs at the same price to cover over-allotments, if any, and for market stabilization purposes. If the over-allotment option is exercised in full, gross proceeds of the offering will be C$341.8 million.

The IDSs have been issued by two RCI affiliates, Royster-Clark Ltd., a newly formed Ontario company, and Royster-Clark ULC, a newly formed Nova Scotia unlimited liability corporation. The IDSs consist of common shares of Royster-Clark Ltd. and subordinated notes of Royster-Clark ULC.

On closing, Royster-Clark Ltd. holds all of the issued and outstanding Class A common shares of Royster-Clark Holdings, Inc. (“RC Holdings”, the successor company to RCG as a result of a merger that occurred in connection with closing), and Royster-Clark ULC holds all of the issued and outstanding preferred shares of RC Holdings, which together represent an approximate 91.1% interest in RC Holdings (an approximate 95.8% interest if the over-allotment option is exercised in full). RC Holdings holds all of the issued and outstanding common shares of RCI. Existing investors in RCG hold all of the Class B and Class C common shares of RC Holdings.

The IDSs and the securities comprising the IDSs have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

For more information, contact Paul Murphy, Chief Financial Officer, 757-222-9513.